Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)

South Plains Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $1.00 par value per share	Other	2,767,808 (1)	N/A	$76,779,689.46 (2)	0.0001381	$10,603.28 (3)	—	—	—	—-------
Fees Previously Paid	—	—	—	—	—	—	—--------------	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$76,779,689.46		$10,603.28
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$10,603.28

(1)
Represents the maximum number of shares of South Plains Financial, Inc. (“SPFI”) common stock, par value $1.00 per share (“SPFI common stock”) to be issuable upon completion of the merger described herein. This number is based on the product of (a) an exchange ratio of 0.1925 shares of SPFI common stock for each share of BOH Holdings, Inc. (“BOH”) common stock, par value $1.00 per share (“BOH common stock”), and (b) an estimate of the maximum number of shares of BOH common stock issued and outstanding as of January 28, 2026 or issuable or expected to be exchanged in connection with the merger of SPFI and BOH, collectively equal to 2,767,808.

(2)
Pursuant to Rules 457(c) and 457(f) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of: (A) 14,378,219 (the maximum possible number of shares of BOH common stock which may be cancelled and exchanged in the merger, and (B) $5.34 (the book value of BOH common stock as of January 28, 2026, the latest practicable date prior to the date of the filing of this registration statement).

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $10,603.28, which is equal to 0.00013810 multiplied by the proposed maximum aggregate offering price of $76,779,689.46.